Meegwich Inc.
Mining exploration consultants
P.O. Box 482, Temagami, Ontario P0H 2H0
Tel: (705) 569-2904 Fax: (705) 569-2817

March 30, 2004.

Tryx Ventures Corp.
314 - 837 West Hastings St.
Vancouver, B.C.
V6C 3N6

And

Securities and Exchange Commission
450 Fifth St. NW
Washington D.C. 20549

Dear Sirs:

Tryx Ventures Corp. Registration Statement on Form SB-2
File No. 333-107827

Tryx Ventures Corp. is authorized to use our Report entitled Ground Geophysical Surveys-Tryx Ventures Corp.-Niemetz Property-Briggs Township-May 2000 in its registration statement on Form SB-2 and to submit the Report to all regulatory bodies including, without limitation, the Securities and Exchange Commission.

We consent to the use of our name and concur with the reference to and summary of our Report contained in the Registration Statement.

Sincerely,

/s/ David Laronde
David Laronde
President